Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wells Fargo & Company:
We consent to the incorporation by reference in the registration statements noted below on Forms S‑3, S-4, and S‑8 of Wells Fargo & Company of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 Annual Report on Form 10-K of Wells Fargo & Company.

Registration Statement Number	Form	Description
333-236148	S-3	Universal Shelf 2020
333-221324 333-221324-01	S-3	Debt Shelf 2017
333-216234	S-3	Universal Shelf 2017
333-223517	S-3	Wells Fargo Direct Purchase and Dividend Reinvestment Plan
333-154879	S-4/S-8	Wachovia Corporation
333-232390	S-8	Deferred Compensation Plan
333-232389	S-8	Long-Term Incentive Compensation Plan
333-168819	S-8	Long-Term Incentive Compensation Plan
333-192903	S-8	Long-Term Incentive Compensation Plan
333-211639	S-8	401(k) Plan
333-180997	S-8	Directors Stock Compensation and Deferral Plan
333-176266	S-8	Special Deferral Plan for Select Employees and Special Award Plan
333-142941	S-8	Deferred Compensation Plan
333-207636	S-8	Deferred Compensation Plan
333-211638	S-8	Wells Fargo Stock Purchase Plan
333-161529	S-8	Wachovia Deferred Compensation Obligations
333-200400	S-8	Supplemental 401(k) Plan

/s/ KPMG LLP

San Francisco, California
February 26, 2020